Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated June 6, 2023, related to the financial statements of Cardiff Lexington Corp. as of December 31, 2022 and 2021 and for the years then ended. Our opinion includes an explanatory paragraph as to Cardiff Lexington Corp.’s ability to continue as a going concern and an emphasis of matter paragraph relating to the restatement of the 2021 financial statements. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

August 3, 2023